EXHIBIT G

FORM OF MONEY MARKET QUOTE

Date:  ___________, _____
To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain 364 Day Credit Agreement, dated as of March 26, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Toyota Motor Finance (Netherlands) B.V., a corporation organized under the laws of the Netherlands, Toyota Motor Credit Corporation, a California corporation, Toyota Financial Services (UK) PLC, a corporation organized under the laws of England, Toyota Leasing GmbH, a corporation organized under the laws of Germany, Toyota Credit de Puerto Rico Corp., a corporation organized under the laws of Puerto Rico, Toyota Credit Canada Inc., a corporation organized under the laws of Canada, Toyota Kreditbank GmbH, a corporation organized under the laws of Germany, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Agent and Swing Line Lender, Banc of America Securities LLC, Citigroup Global Markets Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Joint Lead Arrangers and Joint Book Managers, Citibank, N.A., as Swing Line Lender, and Citibank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Syndication Agents.

In response to your invitation on behalf of [Toyota Motor Finance (Netherlands) B.V.] [Toyota Motor Credit Corporation] [Toyota Financial Services (UK) PLC] [Toyota Leasing GmbH] [Toyota Credit de Puerto Rico Corp.] [Toyota Credit Canada Inc.] [Toyota Kreditbank GmbH] dated ______________, 20__, we hereby make the following Money Market Quote on the following terms:

1.	Quoting Lender:	________________________

2.	Person to contact at Quoting Lender:	Name: ________________________
Tel: __________________________
Fax: __________________________
email: ________________________

3.	Date of Borrowing:	_______________________[8]

4.	We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

_________________________

8 As specified in the related Invitation.

G-1
Form of Money Market Quote

Principal Amount[9]	Interest Period[10]	[Money Market Margin][11]	[Absolute Rate12]
US$
US$

The Money Market Loans for which Money Market Quotes are submitted herein comply with the requirements of the Agreement.

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Agreement, irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.

Very truly yours,

[NAME OF LENDER]

Dated: __________________                                          By: ______________________
Authorized Officer

________________________
9 Principal amount bid for each Interest Period may not exceed principal amount requested.  Specify aggregate limitation if the sum of the individual offer exceeds the amount the Lender is willing to lend.  Bids must be made for US$5,000,000 or larger multiple of US$1,000,000.

10 Not less than one month or not less than 14 days, as specified in the related Invitation.  No more than five bids are permitted for each Interest Period

11 Margin over or under the Eurocurrency Rate determined for the applicable Interest Period.  Specify percentage (to the nearest 1/100,000 of 1%) and specify whether “PLUS” or “MINUS.”

12 Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

G-2
Form of Money Market Quote